Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-60516) pertaining to the Stifel Financial Profit Sharing 401(k) Plan, of our report dated June 26, 2015, on our audits of the statements of net assets available for benefits of Stifel Financial Profit Sharing 401(k) Plan as of December 31, 2014 and 2013, and the related statements of changes in net assets available for benefits for the years ended December 31, 2014 and 2013, which report appears in the December 31, 2014, annual report on Form 11-K of Stifel Financial Profit Sharing 401(k) Plan.

/s/ BKD, LLP

St. Louis, Missouri

June 26, 2015